Exhibit 21

SUBSIDIARIES

1.

Innocom Technology Holdings Limited

2.

Sky Talent Development Limited

3.

Innocom Mobile Technology Limited

4.

Pender Holdings Limited

5.

Favor Will International Limited

6.

Changzhou Innocom Communication Technology Limited